Exhibit 99.(d)(e)(1)(a)

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

SCHEDULE A

Dated January 20, 2023

The following is a restatement to the existing Schedule A of the Amended and Restated Distribution Agreement between the Manning & Napier Fund, Inc. and Manning & Napier Investor Services, Inc.:

Name of Series

Pro-Blend Maximum Term Series

Pro-Blend Conservative Term Series

Pro-Blend Moderate Term Series

Pro-Blend Extended Term Series

High Yield Bond Series

Diversified Tax Exempt Series

Equity Series

Overseas Series

Core Bond Series

Unconstrained Bond Series

Disciplined Value Series

Real Estate Series

Rainier International Discovery Series

Credit Series